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New Jersey Resources Adopts Shareholder Rights Plan

        WALL, N.J. -- (BUSINESS WIRE) -- July 31, 1996 -- The board of directors of New Jersey Resources Corp. (NYSE:NJR) today voted to adopt a shareholder rights plan, which is intended to ensure fair treatment of shareholders in the event of an unsolicited offer that might lead to a takeover of the company.

        The rights plan was not adopted in response to any specific effort to gain control of New Jersey Resources Corp., and the board of directors is not aware of any such effort at the current time.

        Shareholders of record as of Aug. 15, 1996, will receive one right for each share of New Jersey Resources common stock owned on that date. Each right will entitle its holder to purchase 1/1000 of one share of a series of Preferred Stock of the company at an exercise price of $55.

        The rights plan provides that after a person or group acquires 10 percent or more of the company's common stock, each of the rights (other than the rights held by the 10 percent holder, which become void once the holder reaches the 10 percent threshold) becomes the right to acquire, upon payment of the $55 exercise price, shares of the company's common stock having a market value (as defined in the rights plan) equal to twice the exercise price.

        The new plan also provides that if a person or group acquires at least 10 percent, but less than 50 percent, of the company's common stock, the board may exchange each right (other that those held by the 10 percent holder) for one share of the company's common stock.

        The rights may be redeemed by the board of directors for one cent per right at any time prior to the first public announcement or communication to the company that a person or group has crossed the 10 percent threshold.

        "The rights plan will help us to ensure fair value for our shareholders by allowing the board of directors time to evaluate any offer and all options for long-term growth, in the event that someone seeks to gain control of the Company," said Laurence M. Downes, New Jersey Resources' president and chief executive officer, Downes added that New Jersey Resources' shareholder rights plan was designed to give the company sufficient flexibility to guard against coercive tactics by potential acquirors.

        New Jersey Resources is an exempt energy services holding company providing retail and wholesale natural gas and related energy services in 17 states from Texas to Connecticut. Its principal subsidiary, New Jersey Natural Gas Co., provides regulated gas utility service to more that 360,000 customers in central and northern New Jersey, and is a market leader in off-system sales and capacity release programs. Another subsidiary, New Jersey Natural Energy Co., provides a variety of unregulated retail and wholesale energy services including gas supplies, pipeline capacity and overall energy management
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services to commercial and industrial customers.

     More information about NJR is available through the World Wide Wed at www.njng.com.

     CONTACT: New Jersey Resources Corp., Wall
              Barbara Horn, 908/938-7866 (media)
                        or
              Dennis Puma, 908/938-1229 (investor)